DUCKWALL-ALCO STORES, INC.

2012 EQUITY INCENTIVE PLAN

86522959.4

Page

11.1	Adjustments in Authorized Shares and Awards	10
11.2	Change of Control	10
ARTICLE 12	DURATION, AMENDMENT, MODIFICATION, SUSPENSION AND TERMINATION	11
12.1	Duration of the Plan	11
12.2	Amendment, Modification, Suspension and Termination of Plan	11
ARTICLE 13	GENERAL PROVISIONS	11
13.1	No Right to Service	11
13.2	Settlement of Awards; Fractional Shares	12
13.3	Tax Withholding	12
13.4	No Guarantees Regarding Tax Treatment	12
13.5	Non-Transferability of Awards	12
13.6	Termination of Employment or Consultant	12
13.7	Conditions and Restrictions on Shares	12
13.8	Compliance with Law	13
13.9	Rights as a Shareholder	13
13.10	Severability	13
13.11	Unfunded Plan	13
13.12	No Constraint on Corporate Action	14
13.13	Successors	14
13.14	Governing Law	14
13.15	Effective Date	14

DUCKWALL-ALCO STORES, INC.

2012 EQUITY INCENTIVE PLAN

ARTICLE 1

ESTABLISHMENT & PURPOSE

1.1 Establishment.  Duckwall-Alco Stores, Inc., a Kansas corporation (the “Company”), hereby adopts this 2012 Equity Incentive Plan (the “Plan”), subject to approval of the Company’s shareholders at the Company’s 2012 Annual Meeting of Stockholders, as set forth in this document.

1.2 Purpose of the Plan.  The purpose of this Plan is to enable the Company to grant different types of equity-based incentive compensation opportunities in order to attract, retain and motivate officers, employees and consultants of the Company and its Affiliates and thereby promote the success of the Company’s business.

ARTICLE 2

DEFINITIONS

Whenever capitalized in the Plan, the following terms will have the meanings set forth below.

2.1 “Affiliate” means (a) any corporation or other entity that owns, directly or indirectly, a controlling interest in the Company, and (b) any corporation or other entity of which the Company owns, directly or indirectly, a controlling interest.  For this purpose the phrase “controlling interest” has the meaning set forth in Treasury Regulation Section 1.409A-1(b)(5)(iii)(E).

2.2 “ Annual Award Limit” will have the meaning set forth in Section 5.2.

2.3 “Award” means any Option, Stock Appreciation Right, Restricted Stock or Other Stock-Based Award that is granted under the Plan.

2.4 “Award Agreement” means either (a) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (b) a written statement issued by the Company or an Affiliate to a Participant describing the terms and conditions of the actual grant of such Award.

2.5 “Beneficial Owner” or “Beneficial Ownership” will have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6 “Board” means the Board of Directors of the Company.

2.7 “Change of Control” unless otherwise specified in the Award Agreement, means the occurrence of any of the following events:

(a) any consolidation, amalgamation, or merger of the Company with or into any other Person, or any other corporate reorganization, business combination, transaction or transfer of securities of the Company by its stockholders, or a series of transactions (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization, business combination or transaction, collectively have Beneficial Ownership, directly or indirectly, of capital stock representing directly, or indirectly through one or more entities, less than fifty percent (50%) of the equity (measured by economic value or voting power (by contract, share ownership or otherwise) of the Company or other surviving entity immediately after such consolidation, merger, reorganization, business combination or transaction;

(b) the sale or disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company to any Person;

(c) during any period of twelve consecutive months commencing on or after the Effective Date, individuals who as of the beginning of such period constituted the entire Board (together with any new directors whose election by such Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors of the Company, then still in office, who were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or

(d) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.8 “Code” means the U.S.  Internal Revenue Code of 1986, as amended from time to time.

2.9 “Committee” means the Compensation Committee of the Board or any other committee designated by the Board to administer this Plan.  To the extent applicable, the Committee will have at least two members, each of whom will be (a) a non-employee director (within the meaning of Rule 16b-3 issued by the Securities and Exchange Commission under Section 16 of the Exchange Act), and (b) an “independent director” within the meaning of the listing requirements of any exchange on which the Company is listed.

2.10 “Consultant” means any person who provides bona fide services to the Company or any Affiliate as a consultant or advisor, excluding any Employee or Director.

2.11 “Company” means Duckwall-Alco Stores, Inc., a Kansas corporation, and any successor thereto.

2.12 “Director” means a member of the Board who is not an Employee.

2.13 “Effective Date” means the date set forth in Section 13.4.

2.14 “Employee” means an officer or other employee of the Company or an Affiliate, including a member of the Board who is an employee of the Company or an Affiliate.

2.15 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.16 “Fair Market Value” means, as of any date, the per Share value determined as follows, in accordance with applicable provisions of Section 409A of the Code:

(a) The closing price of a Share on a recognized national exchange or any established over-the-counter trading system on which dealings take place, or if no trades were made on any such day, the immediately preceding day on which trades were made; or

(b) In the absence of an established market for the Shares of the type described in (a) above, the per Share Fair Market Value thereof will be determined by the Committee in good faith and in accordance with applicable provisions of Section 409A of the Code.

2.17 “Incentive Stock Option” means an Option intended to meet the requirements of an incentive stock option as defined in Section 422 of the Code and designated as an Incentive Stock Option.

2.18 “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

2.19 “Other Stock-Based Award” means any right granted under Article 9 of the Plan.

2.20 “Option” means any stock option granted under Article 6 of the Plan.

2.21 “Option Price” means the purchase price per Share subject to an Option, as determined pursuant to Section 6.2 of the Plan.

2.22 “Participant” means any eligible person as set forth in Section 4.1 to whom an Award is granted.

2.23 “Person” will have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.24 “Plan” will have the meaning ascribed to such term in Section 1.1 hereof.

2.25 “Plan Year” means the Company’s fiscal year.

2.26 “Restricted Stock” means any Award granted under Article 8 of the Plan.

2.27 “Restriction Period” means the period during which Restricted Stock awarded under Article 8 of the Plan is subject to forfeiture.

2.28 “Service” means service as an Employee or Consultant.

2.29 “Share” means a share of common stock of the Company, par value $0.0001 per share, or such other class or kind of shares or other securities resulting from the application of Article 12 hereof.

2.30 “Stock Appreciation Right” means any right granted under Article 7 of the Plan.

2.31 “Ten Percent Shareholder” means a person who on any given date owns, either directly or indirectly (taking into account the attribution rules contained in Section 424(d) of the Code), stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or an Affiliate.

ARTICLE 3

ADMINISTRATION

3.1 Authority of the Committee.  The Plan will be administered by the Committee, which will have full power to interpret and administer the Plan and Award Agreements and full authority to select the Employees and Consultants to whom Awards will be granted, and to determine the type and amount of Awards to be granted to each such Employee or Consultant, and the terms and conditions of Awards and Award Agreements.  Without limiting the generality of the foregoing, the Committee may, in its sole discretion but subject to the limitations in Article 12, clarify, construe or resolve any ambiguity in any provision of the Plan or any Award Agreement, extend the term or period of exercisability of any Awards, or waive any terms or conditions applicable to any Award.  The Committee will have full and exclusive discretionary power to adopt rules, forms, instruments, and guidelines for administering the Plan as the Committee deems necessary or proper.  All actions taken and all interpretations and determinations made by the Committee or by the Board (or any other committee or sub-committee thereof), as applicable, will be final and binding upon the Participants, the Company, and all other interested individuals.

3.2 Delegation.  The Committee may delegate to one or more of its members or one or more executive officers of the Company such administrative duties or powers as it may deem advisable; provided that no delegation will be permitted under the Plan that is prohibited by applicable law.

3.3 Limitation of Liability.  The Committee and each member thereof will be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company or an Affiliate, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan.  Members of the Committee and any officer or employee of the Company or an Affiliate acting at the direction or on behalf of the Committee will not be personally liable for any action or determination taken or made in good faith with respect to this Plan, and will, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

ARTICLE 4

ELIGIBILITY AND PARTICIPATION

4.1 Eligibility.  Participants will consist of such Employees and Consultants as the Committee in its sole discretion determines and whom the Committee may designate from time to time to receive Awards.  Designation of a Participant in any year will not require the Committee to designate such person to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to the Participant in any other year.

4.2 Type of Awards.  Awards under the Plan may be granted in any one or a combination of: (a) Options, (b) Stock Appreciation Rights, (c) Restricted Stock, and (d) Other Stock-Based Awards.  Awards granted under the Plan will be evidenced by Award Agreements (which need not be identical) that provide additional terms and conditions associated with such Awards, as determined by the Committee in its sole discretion; provided, however, that in the event of any conflict between the provisions of the Plan and any such Award Agreement, the provisions of the Plan will prevail.

ARTICLE 5

SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS

5.1 General.  Subject to adjustment as provided in Article 12 hereof and, as applicable, Sections 422 or 424 of the Code, the maximum number of Shares that may be issued pursuant to Awards under the Plan will not exceed 500,000 Shares.

5.2 Annual Award Limits.  The number of Shares issuable under Awards granted to any Participant in any Plan Year will not exceed  100,000 Shares (subject to adjustments made in accordance with Article 11 hereof).

5.3 Additional Shares.  In the event that any outstanding Award expires, is forfeited, cancelled or otherwise terminated without the issuance of Shares or is otherwise settled for cash, the Shares subject to such Award, to the extent of any such forfeiture, cancellation, expiration, termination or settlement for cash, will be deemed not to have been issued and will remain available for issuance under the Plan.  Shares withheld or tendered by a Participant for payment of the exercise or purchase price under an Award or the tax withholding obligations associated with an Award shall likewise remain available for issuance under the Plan. If the Committee authorizes the assumption under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, of awards granted under another plan, such assumption will not (a) reduce the maximum number of Shares available for issuance under this Plan or (b) be subject to or counted against a Participant’s Annual Award Limit.

ARTICLE 6

STOCK OPTIONS

6.1 Grant of Options.  The Committee is hereby authorized to grant Options to Participants.  Each Option will permit a Participant to purchase from the Company a stated number of Shares at an Option Price established by the Committee, subject to the terms and conditions described in this Article 6 and to such additional terms and conditions, as established by the Committee, in its sole discretion, that are consistent with the provisions of the Plan.  Options will be designated as either Incentive Stock Options or Nonqualified Stock Options, provided that Options granted to Consultants will be Nonqualified Stock Options.  An Option granted as an Incentive Stock Option will, to the extent it fails to qualify as an Incentive Stock Option, be treated as a Nonqualified Stock Option.  Neither the Committee, the Company, any of its Subsidiaries or Affiliates, nor any of their employees and representatives will be liable to any Participant or to any other Person if it is determined that an Option intended to be an Incentive Stock Option does not qualify as an Incentive Stock Option.  Each option will be evidenced by an Award Agreement which will state the number of Shares covered by such Option, the Option Price and such vesting and other terms and conditions, as the Committee will deem advisable.

6.2 Option Price.  The Option Price will be determined by the Committee at the time of grant, but will not be less than one-hundred percent (100%) of the Fair Market Value of a Share on the date of grant.  In the case of any Incentive Stock Option granted to a Ten Percent Shareholder, the Option Price will not be less than one-hundred-ten percent (110%) of the Fair Market Value of a Share on the date of grant.

6.3 Option Term.  The term of each Option will be determined by the Committee and will be stated in the Award Agreement, but in no event will such term be greater than ten (10) years (or, in the case on an Incentive Stock Option granted to a Ten Percent Shareholder, five (5) years).

6.4 Method of Exercise.  Except as otherwise provided in the Plan or in an Award Agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable.  For purposes of this Article 6, the exercise date of an Option will be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (a), (b), (c) or (d) of the following sentence (including the applicable tax withholding pursuant to Section 13.3 of the Plan).  The aggregate Option Price for the Shares as to which an Option is exercised will be paid to the Company in full at the time of exercise at the election of the Participant (a) in cash or its equivalent (e.g., by cashier’s check), (b) to the extent permitted by the Committee, in Shares (whether or not previously owned by the Participant, which may include the withholding of Shares that would otherwise be issued upon the exercise of the Option) having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee, (c) partly in cash and, to the extent permitted by the Committee, partly in such Shares (as described in (b) above) or (d) if there is a public market for the Shares at such time, subject to such requirements as may be imposed by the Committee, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased.  The Committee may prescribe any other method of payment that it determines to be consistent with applicable law and the purpose of the Plan.

6.5 Limitations on Incentive Stock Options.  Incentive Stock Options may be granted only to employees of the Company or of a “parent corporation” or “subsidiary corporation” (as such terms are defined in Section 424 of the Code) at the date of grant.  The aggregate Fair Market Value (generally determined as of the time the Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under all plans of the Company and of any “parent corporation” or “subsidiary corporation” will not exceed one hundred thousand dollars ($100,000), provided, however, that the Option will be treated as a Nonqualified Stock Option if and to the extent such limit is exceeded.  For purposes of the preceding sentence, Incentive Stock Options will be taken into account generally in the order in which they are granted.

ARTICLE 7

STOCK APPRECIATION RIGHTS

7.1 Grant of Stock Appreciation Rights.  The Committee is hereby authorized to grant Stock Appreciation Rights to Participants, including a grant of Stock Appreciation Rights in tandem with any Option at the same time such Option is granted (a “Tandem SAR”).  Stock Appreciation Rights will be evidenced by Award Agreements that will conform to the requirements of the Plan.  Subject to the terms of the Plan and any applicable Award Agreement, a Stock Appreciation Right granted under the Plan will confer on the holder thereof a right to receive, upon exercise thereof, the excess of (a) the Fair Market Value of a specified number of Shares on the date of exercise over (b) the grant price of the right as specified by the Committee on the date of the grant.  Such payment may be in the form of cash, Shares, other property or any combination thereof, as the Committee will determine in its sole discretion. The grant price per Share covered by a Stock Appreciation Right must be at least one hundred percent (100%) of the Fair Market Value of a Share on the date of grant. The term of a Stock Appreciation Right may not exceed ten years from the date of grant.  The methods of exercise, methods of settlement, and any other terms and conditions of any Stock Appreciation Right will be as determined by the Committee.  The Committee may impose such vesting and other terms, conditions and restrictions with respect to any Stock Appreciation Right as it may deem appropriate.

7.2 Tandem Stock Appreciation Rights and Options.  A Tandem SAR will be exercisable only to the extent that the related Option is exercisable and will expire no later than the expiration of the related Option.  Upon the exercise of all or a portion of a Tandem SAR, a Participant will be required to forfeit the right to purchase an equivalent portion of the related Option (and, when a Share is purchased under the related Option, the Participant will be required to forfeit an equivalent portion of the Tandem SAR).

ARTICLE 8

RESTRICTED STOCK

8.1 Grant of Restricted Stock.  An Award of Restricted Stock is a grant by the Committee of a specified number of Shares to the Participant, which Shares are subject to forfeiture during the Restriction Period(s) applicable to such Shares.  Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine.  If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.  Upon the vesting of Shares of Restricted Stock and the corresponding lapse of the restrictions and forfeiture conditions, the restrictive legend will be removed from the book-entry or certificate evidencing such Shares.

8.2 Terms of Restricted Stock Awards.  Each Award Agreement evidencing a Restricted Stock grant will specify the applicable Restriction Period(s), the number of Shares of Restricted Stock subject to the Award, the performance, employment or other conditions under which the Restricted Stock may become vested, and such other provisions as the Committee will determine.  If and when shares of Restricted Stock become vested, such shares will no longer be subject to a risk of forfeiture and the Participant will be become the owner of such shares free and clear of such risk of forfeiture.

8.3 Voting and Dividend Rights.  Participants will have none of the rights of a stockholder of the Company with respect to Restricted Stock until the end of the Restricted Period; provided, that, if the terms of a Restricted Stock Award so provide, the holder of such Award may have the right to vote and/or receive dividend equivalents on Restricted Stock during the applicable Restriction Period.  If a Participant has the right to receive dividend equivalents with respect to shares of Restricted Stock, the Committee may prescribe that such dividend equivalents will be payable if and when the corresponding shares of Restricted Stock become vested and, in the absence of such a provision, payment will be made at the same time as the dividends are paid to the Company’s shareholders.

ARTICLE 9

OTHER STOCK-BASED AWARDS

The Committee, in its sole discretion, may grant Awards of Shares and Awards that are valued, in whole or in part, by reference to, or are otherwise based on the Fair Market Value of, Shares (the “Other Stock-Based Awards”), including without limitation, restricted stock units, stock bonus awards and phantom awards.  Such Other Stock-Based Awards will be in such form, and dependent on such conditions, as the Committee will determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of Service, the occurrence of an event and/or the attainment of performance objectives.  Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan.  Subject to the provisions of the Plan, the Committee will determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards, whether such Other Stock-Based Awards will be settled in cash, Shares or a combination of cash and Shares, and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued will be fully paid and non-assessable).

ARTICLE 10

COMPLIANCE WITH SECTION 409A OF THE CODE

10.1 Payments to Specified Employees.  Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of nonqualified deferred compensation (within the meaning of Section 409A) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A) as a result of his or her separation from service (other than a payment that is not subject to Section 409A) will, to the extent required by Section 409A, be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and will instead be paid (in a manner set forth in the Award Agreement) on the payment date that immediately follows the end of such six-month period or as soon as administratively practicable within 90 days thereafter, but in no event later than the end of the applicable taxable year.

10.2 Separation from Service.  A termination of employment will not be deemed to have occurred for purposes of any provision of the Plan or any Award Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A.  For purposes of any such provision of the Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms will mean “separation from service.”

ARTICLE 11

ADJUSTMENTS

11.1 Adjustments in Authorized Shares and Awards.  In the event of any corporate event or transaction involving the Company and/or an Affiliate (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, combination of Shares, exchange of Shares, dividend in kind, amalgamation, or other like change in capital structure (other than regular cash dividends to shareholders of the Company), or any similar corporate event or transaction, the Committee, acting in its discretion, may make corresponding adjustments to the number and kind of Shares or other property that may be issued under the Plan or under particular forms of Awards, the number and kind of Shares or other property subject to outstanding Awards, the Option Price, grant price or purchase price applicable to outstanding Awards, and the Annual Award Limits.

11.2 Change of Control.  Upon the occurrence of a Change of Control after the Effective Date, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, or unless the Committee will determine otherwise in the Award Agreement, the Committee, in its sole discretion, will make one or more of the following adjustments to the terms and conditions of outstanding Awards: (a) continuation or assumption of such outstanding Awards under the Plan by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent; (b) substitution by the surviving company or corporation or its parent of awards with substantially the same terms for such outstanding Awards; (c) accelerated exercisability, vesting and/or lapse of restrictions under outstanding Awards immediately prior to the occurrence of such event; (d) upon written notice, provide that any outstanding Awards must be exercised, to the extent then exercisable, during a reasonable period of time immediately prior to the scheduled consummation of the event, or such other period as determined by the Committee (contingent upon the consummation of the event), and at the end of such period, such Awards will terminate to the extent not so exercised within the relevant period; and (e) cancellation of all or any portion of outstanding Awards settled in Shares for fair value (as determined in the sole discretion of the Committee and which may be zero) which, in the case of Options and Stock Appreciation Rights or similar Awards, if the Committee so determines, may equal the excess, if any, of the value of the consideration to be paid in the Change of Control transaction to holders of the same number of Shares subject to such Awards (or, if no such consideration is paid, Fair Market Value of the Shares subject to such outstanding Awards or portion thereof being canceled) over the aggregate Option Price or grant price, as applicable, with respect to such Awards or portion thereof being canceled (which may be zero).

ARTICLE 12

DURATION, AMENDMENT, MODIFICATION, SUSPENSION AND TERMINATION

12.1 Duration of the Plan.  Unless sooner terminated as provided in Section 12.2, the Plan will terminate on the tenth anniversary of the Effective Date.

12.2 Amendment, Modification, Suspension and Termination of Plan.  The Committee may amend, alter, suspend, discontinue, or terminate (for purposes of this Section 12.2, an “Action”) the Plan or any portion thereof or any Award (or Award Agreement) thereunder at any time; provided that no such Action will be made, other than as permitted under Article 11 or 12, (a) without shareholder approval (i) if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan, (ii) if such Action increases the number of Shares available under the Plan (other than an increase permitted under Article 5 absent shareholder approval), (iii) if such Action results in a material increase in benefits permitted under the Plan (but excluding increases that are immaterial or that are minor and to benefit the administration of the Plan, to take account of any changes in applicable law, or to obtain or maintain favorable tax, exchange, or regulatory treatment for the Company and/or an Affiliate) or a change in eligibility requirements under the Plan, or (iv) for any Action that results in a reduction of the Option Price or grant price per Share, as applicable, of any outstanding Options or Stock Appreciation Rights or cancellation of any outstanding Options or Stock Appreciation Rights in exchange for other Options or Stock Appreciation Rights, with an Option Price or grant price per Share, as applicable, that is less than such price of the original Options or Stock Appreciation Rights, or which otherwise constitutes a repricing of such original Award, and (b) without the written consent of the affected Participant, if such Action would materially diminish the rights of any Participant under any Award theretofore granted to such Participant under the Plan; provided, further, that the Committee may amend the Plan, any Award or any Award Agreement without such consent of the Participant in such manner as it deems necessary to comply with applicable laws, including without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act.

ARTICLE 13

GENERAL PROVISIONS

13.1 No Right to Service.  The granting of an Award under the Plan will impose no obligation on the Company or any Affiliate to continue the Service of a Participant and will not lessen or affect any right that the Company or any Affiliate may have to terminate the Service of such Participant.  No Participant or other Person will have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards.  The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

13.2 Settlement of Awards; Fractional Shares.  Each Award Agreement will establish the form in which the Award will be settled.  The Committee will determine whether cash, Awards, other securities or other property will be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto will be rounded, forfeited or otherwise eliminated.

13.3 Tax Withholding.  The Company will have the power and the right to deduct or withhold automatically from any amount deliverable under the Award or otherwise payable to the holder of such Award, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan.  With respect to required withholding, Participants may elect (subject to the Company’s automatic withholding right set out above), subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction.

13.4 No Guarantees Regarding Tax Treatment.  Participants (or their beneficiaries) will be responsible for all taxes with respect to any Awards under the Plan.  The Committee and the Company make no guarantees to any Person regarding the tax treatment of Awards or payments made under the Plan.  Neither the Committee nor the Company has any obligation to take any action to prevent the assessment of any tax on any Person with respect to any Award under Section 409A of the Code or Section 457A of the Code or otherwise and none of the Company, any of its Subsidiaries or Affiliates, or any of their employees or representatives will have any liability to a Participant with respect thereto.

13.5 Non-Transferability of Awards.  Unless otherwise determined by the Committee, an Award will not be transferable or assignable by the Participant except in the event of his death (subject to the applicable laws of descent and distribution) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against the Company or any Affiliate.  No transfer will be permitted for value or consideration.  An Award exercisable after the death of a Participant must be exercised by the heirs, legatees, personal representatives or distributees of the Participant within twelve (12) months of the Participant’s death or such Award shall terminate; provided, however, this time frame may be extended by the Committee in its sole discretion.  Any permitted transfer of the Awards to heirs, legatees, personal representatives or distributees of the Participant will not be effective to bind the Company unless the Committee will have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

13.6 Termination of Employment or Consultant. If a Participant shall cease to be either employed or engaged as a consultant by the Company or any of its subsidiary corporations for any reason other than death ("Participant Termination Date"), any Awards granted to the Participant under this Plan which are otherwise exercisable shall terminate unless such Awards are exercised within twelve (12) months of the Participant Termination Date, and in any event no later than the expiration date of such Awards as specified in the respective Award Agreement.  Nothing in this Plan or in any Award Agreement shall be construed as an obligation on the part of the Company or any of its subsidiary corporations to continue the employment or engagement of any Participant. Notwithstanding the foregoing, any Awards that are fully vested as of the Participant Termination Date shall remain the property of the Participant and are not subject to termination under this Section 13.6 and there shall be no further vesting of any Awards after the Participant Termination Date.

13.7 Conditions and Restrictions on Shares.  The Committee may impose such other conditions or restrictions on any Shares received in connection with an Award as it may deem advisable or desirable.  These restrictions may include, but will not be limited to, a requirement that the Participant hold the Shares received for a specified period of time or a requirement that a Participant represent and warrant in writing that the Participant is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.  The certificates for Shares may include any legend which the Committee deems appropriate to reflect any conditions and restrictions applicable to such Shares.

13.8 Compliance with Law.  The granting of Awards and the issuance of Shares under the Plan will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies, or any stock exchanges on which the Shares are admitted to trading or listed, as may be required.  The Company will have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:

(a) Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b) Completion of any registration or other qualification of the Shares under any applicable national, state or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

The restrictions contained in this Section 13.7 will be in addition to any conditions or restrictions that the Committee may impose pursuant to Section 13.6.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company, its Subsidiaries and Affiliates, and all of their employees and representatives of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

13.9 Rights as a Shareholder.  Except as otherwise provided herein or in the applicable Award Agreement, a Participant will have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

13.10 Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision will be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision will be stricken as to such jurisdiction, Person, or Award, and the remainder of the Plan and any such Award will remain in full force and effect.

13.11 Unfunded Plan.  Participants will have no right, title, or interest whatsoever in or to any investments that the Company or any of its Subsidiaries or Affiliates may make to aid it in meeting its obligations under the Plan.  Nothing contained in the Plan, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other Person.  To the extent that any Person acquires a right to receive payments from the Company under the Plan, such right will be no greater than the right of an unsecured general creditor of the Company.  All payments to be made hereunder will be paid from the general funds of the Company and no special or separate fund will be established and no segregation of assets will be made to assure payment of such amounts.  The Plan is not subject to the U.S.  Employee Retirement Income Security Act of 1974, as amended from time to time.

13.12 No Constraint on Corporate Action.  Nothing in the Plan will be construed to (a) limit, impair, or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets, or (b) limit the right or power of the Company to take any action which such entity deems to be necessary or appropriate.

13.13 Successors.  All obligations of the Company under the Plan with respect to Awards granted hereunder will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

13.14 Governing Law.  The Plan and each Award Agreement will be governed by the laws of the State of Kansas, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

13.15 Effective Date.  The Plan is effective on the date of its adoption by the Board (the “Effective Date”), subject to stockholder approval as set forth in Section 1.1 hereof.

* * *

86522959.4